Exhibit 10.1

Marketing Contract for Texen Oil and Gas

Prepared for:
Bob Baker

Prepared by:
Wendy Prabhu
Mercom Capital Group, llc

tel:   602 748 1458
fax:   602 748 1459

June 20, 2003

Marketing Services to be performed by Mercom Capital Group

Listed below are services that Mercom Capital Group will provide in order to support Texen Oil and Gas in achieving their goals:

-   Development of marketing and communication pieces to communication the company's "key messages"
-   Assist Texen Oil and Gas in meeting full disclosure requirements through the timely dissemination of press                        releases via financial news wire services and the company's Web site
-   Assist in the building, maintenance and monitoring of Texen Oil and Gas' shareholder database
-   Communicating Texen Oil and Gas' key messages to its shareholders

-   Organizing management interviews targeting the financial community
-   Proactive public relations targeting oil and gas publications

Term

The term of this Agreement is three (3) months beginning July 1, 2003 and commencing September 30, 2003.

Billing

Fees
 Mercom Capital Group ("Consultant") prefers to work on a fixed retainer budget to ensure there are no disruptions to the Texen Oil and Gas ("Client" or "Company") investor relations program and no financial "surprises" at the end of each month.

Cash Consideration:   Client agrees to pay Consultant $5,000 per month

Additional Expenses
 Any additional expenses over and above Mercom Capital Group's consulting fees shall be at the sole expense of the Company. Mercom Capital Group shall consult with the company before any decisions are made regarding additional expenses. Expenses above $500 per month will be first approved by Texen Oil and Gas and, where possible, billed directly to Texen Oil and Gas. Mercom Capital Group anticipates telephone and long distance related expenses of approximately $250 - $300 per month during the term of this contract.

Texen Oil and Gas will pay Mercom Capital Group the first month's fees of $5,000.00 on July 1, 2003, which will pay for services from July 1, 2003 - July 31, 2003, excluding additional expenses. Texen Oil and Gas will pay Mercom Capital Group the second month's fees of $5,000.00 on August 1, 2003, which will pay for services from August 1, 2003 - August 31, 2003, excluding additional expenses. Texen Oil and Gas will pay Mercom Capital Group the third month's fees of $5,000.00 on September 1, 2003, which will pay for services from September 1, 2003 - September 30, 2003, excluding additional expenses. Mercom Capital Group will provide the Company with a final invoice with any additional expenses on October 4, 2003 and the Company will pay the final invoice by October 15, 2003.

Service Charge

Texen Oil and Gas agrees to pay Mercom Capital Group a service charge of two percent per month for all accounts outstanding over fifteen days from date of invoice. If Mercom Capital Group initiates litigation to enforce this Agreement, the prevailing party shall be entitled to reimbursement of reasonable attorneys' fees and costs of suit.

Warranties

Everything Mercom Capital Group does on behalf of Texen Oil and Gas, Inc. will be in accordance with current generally accepted management consulting principles and practices which, of course, is in lieu of any other warranty, either express or implied.

Indemnity; Limitation Of Liability

Mercom Capital Group will help Texen Oil and Gas shape its message, but it cannot be responsible for its contents. Accordingly, Texen Oil and Gas shall indemnify Mercom Capital Group, any affiliate and each of the members, directors, officers, employees and shareholders thereof (collectively referred to as the "Indemnified Party") and hold us harmless against all expenses, losses, damages or liabilities arising from any claim, action or suit in connection with the matters referred to in this agreement; provided, however, that the indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that the Indemnified Party was grossly negligent or the claims as to which indemnification is sought directly resulted from the gross negligence or willful misconduct of the Indemnified Party. In addition, at our rates, it does not pay for Mercom Capital Group to act as an insurer, so our liability for any and all claims against Mercom Capital Group under this Agreement is limited to the amount of Mercom Capital Group's fees.

Miscellaneous

This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements between the parties. This Agreement may be executed in counterparts. Notices shall be effective upon receipt and may be given by facsimile. Each party shall execute and deliver any documents necessary to carry out the intent of this Agreement. This Agreement may not be modified, and no provision waived, without the prior written consent of the party against whom enforcement of the amendment or waiver is sought. No delay in exercising any right shall constitute a waiver of that right, but time is of the essence with respect to the covenants contained herein. No party shall be liable for failures or delays beyond that party's control. This Agreement shall bind the successors and assigns of the parties hereto. If any provision of this Agreement shall be determined to be invalid or unenforceable and if as a result thereof the rights of the parties are materially altered, then the party whose rights are so altered shall have the right, exercisable within 30 days after the determination of unenforceability, to rescind this Agreement. Nothing contained herein shall be deemed to create a partnership or an employer/employee relationship. This Agreement shall be governed by the laws of the State of Arizona, and any litigation with respect to this Agreement shall be maintained either in the Superior Court of the State of Arizona in Maricopa County or the United States District Court for the District of Arizona and in no other place or forum. In the event of any litigation under this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable attorneys' fees and the cost of suit. The prevailing party shall be determined based upon an assessment of which party's major arguments made or positions taken in the proceedings fairly could be said to have prevailed over the other party's major arguments or positions on major disputed issues in the decision.

Mercom Capital Group, llc Consultant	Texen Oil and Gas, Inc. Company
Signature: /s/ W. Prabhu	Signature: /s/ R. M. Baker/CEO
Date: June 23, 2003	Date: July 8, 2003